EXHIBIT 99.1

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
July 22, 2005

CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 · Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
RAJ DAS — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4517 · Fax: (402) 339-0265
E-Mail: raj.das@infoUSA.com
LAUREL GUPTA — DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 · Fax: (402) 339-0265
E-Mail: laurel.gupta@infousa.com

infoUSA Announces Engagement of Financial Advisor and Execution of
Standstill Agreement with Vinod Gupta

Omaha, NE — July 22, 2005: infoUSA Inc. (NASDAQ:IUSA) announced that the Special Committee of its Board of Directors has engaged Lazard as its financial advisor to assist the Committee in its evaluation of the previously announced proposal by an affiliate of Vinod Gupta, infoUSA’s Chairman and CEO, to acquire all of the shares of Common Stock of infoUSA not owned by Mr. Gupta at a cash purchase price of $11.75 per share. The Company previously announced that the Special Committee has engaged Fried, Frank, Harris, Shriver & Jacobson LLP as its legal advisor.

In connection with Mr. Gupta’s proposal, Mr. Gupta has entered into an agreement with infoUSA, pursuant to which Mr. Gupta has agreed for a period ending on October 16, 2005, to refrain from taking certain actions with respect to infoUSA including, but not limited to, (i) the acquisition of any securities or assets of infoUSA, (ii) any tender or exchange offer, merger or other business combination involving infoUSA or (iii) any proxy solicitation. Mr. Gupta will not be subject to these restrictions if infoUSA announces that it has entered into an agreement with a third party that contemplates a merger, consolidation, sale of substantially all of the assets or business combination involving the company, or a change of control of the company by tender offer, exchange offer or otherwise.

The Special Committee was formed to take all actions on behalf of the infoUSA Board of Directors with respect to Mr. Gupta’s proposal, including any actions that the Committee deems proper for the discharge of its fiduciary duties. The Board of Directors authorized the Committee to: determine whether the company should become a party to a transaction pursuant to Mr. Gupta’s proposal or otherwise; negotiate, accept or reject the proposal in its sole discretion; solicit, consider and negotiate alternative proposals; engage independent advisers; and take any other actions which the Committee determines to be appropriate or necessary. There can be no assurance that any agreement on financial and other terms satisfactory to the Special Committee will result from the Committee’s evaluation of Mr. Gupta’s proposal or that any transaction with Mr. Gupta or any other party will ultimately be completed.

For additional information, please contact:

Martin Kahn
Chairman of the Special Committee
212-848-0401

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.